Exhibit 10.2

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is effective as of the date on which the last Party executes this Agreement (the “Effective Date”), by and between Ralph Kern, an individual with a mailing address of 959 First Avenue, New York, NY 10022 (“Executive”), and Brainstorm Cell Therapeutics Inc., a company registered under the laws of the State of Delaware with its principal place of business at 1325 Avenue of Americas, 28th Floor New York City, New York 10019 (the “Company” and, together with Executive, the “Parties” and each, a “Party”).

WHEREAS, pursuant to that certain Employment Agreement, dated February 28, 2017 and amended March 3, 2017 (the “Employment Agreement”), Executive was employed by Company since March 6, 2017; and

WHEREAS, the Executive has expressed his desire to retire from his current role at the Company and the Parties have mutually decided to reach an amicable separation and end the Employment Period, as defined in the Employment Agreement, as of January 20, 2023 (the “Separation Date”); and

WHEREAS, the Executive and the Company have decided to part ways on very amicable and mutually respectful terms, while continuing the positive cooperation between them. Accordingly, the Company would like the Executive to join the Company’s Scientific Advisory Committee and the Executive is also interested in doing so, and the Parties intend (but are not obligated) to enter into a separate agreement to that effect;

WHEREAS, Company and Executive wish to set forth certain promises, agreements, and understandings in this Agreement with respect to Executive’s Separation and the termination of the Employment Agreement and Executive’s employment with Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, Company and Executive do hereby agree as follows:

1.            Reserved.

2.            Separation; Agreements Hereunder. Executive’s employment with Company shall end as of the Separation Date. In exchange for Executive’s agreeing to and complying with the terms of this Agreement (including the release(s) it contains), Company shall remit to Executive the following amounts: (A) USD$250,000 payable within 90 days after the Separation Date; (B) a grant of 150,000 non-restricted shares of common stock of the Company, $0.00005 par value, which shall be granted 90 days after the Separation Date and covered by an effective registration statement; and (C) USD$125,000 as Executive’s prorated annual Bonus Compensation (i.e., 30% of Base Salary, prorated from March until December 2022) payable within 30 days of the Separation Date (collectively, the “Separation Amount”). Executive shall retain ownership of all vested equity and/or equity-based awards previously received, including common stock, RSUs and options, which shall no longer be subject to any Company plan or restriction. In addition, all unvested equity and/or equity-based awards that would have vested during the six months that follow the Separation Date shall vest immediately upon the Separation Date and be treated as described in the preceding sentence.1 Additionally, the Company shall continue to provide or pay the cost of continuing the Executive’s and his eligible dependent’s health and dental insurance benefits for up to one year, unless the Executive becomes eligible for health and dental insurance benefits provided by a new employer, in which case the Executive shall notify the Company immediately and the Company shall cease providing health and dental insurance benefits upon the start date of such new benefits (the Separation Amount, the accelerated vested equity and the health and dental insurance benefits shall collectively be called the “Total Separation Package”). The Parties hereby acknowledge and agree that the Total Separation Package is being granted by Company to Executive in exchange for the release of Company by Executive set forth in Section 5 below and Company does not owe Executive any further compensation, remuneration, reimbursements or other payments of any kind whatsoever, other than payment of Base Salary and existing benefits through the Separation Date. For the avoidance of doubt, the Parties hereby agree that as of the Separation Date and continuing thereafter, Company is and will continue to be under no obligation whatsoever to engage Executive or receive any further services from Executive. For the avoidance of doubt, the Separation Amount shall be paid to Executive in accordance with Company’s standard payroll procedures and policies, including without limitation, less any and all applicable deductions and withholdings.

3.            No other Compensation or Equity. Except for the Total Separation Package, Executive acknowledges and agrees that Company does not owe him any further compensation, remuneration, bonus, incentive, benefits, severance, commission, or other employment payments of any kind whatsoever, other than payment of Base Salary and existing benefits through the Separation Date.

4.            Return of Property. Executive hereby represents and acknowledges that he has returned or will return to Company upon the Separation Date any and all files or other property of Company, including but not limited to laptop, computer materials, identification card, office equipment and supplies, and records, without retaining any copies or extracts thereof.

5.            Release. Executive, with the intention of binding himself, his agents, attorneys, heirs, executors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge Company, and its current and former subsidiaries, parents, and other direct or indirect affiliates, as well as each of their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys, of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the date that Executive signs this Agreement, including, but not limited to, any claims arising in any way out of his employment with Company or the termination of his employment by way of his Separation to Company, other than any specific claims that may arise as a direct result of the Company’s failure to comply with the provisions of this Agreement. The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Corporate and Criminal Fraud Accountability Act of 2002, (the “Sarbanes-Oxley Act”), the Dodd–Frank Wall Street Reform and Consumer Protection Act, the New York State Human Rights Law, N.Y. Exec. Law § 296 et seq., and the New York City Human Rights Law, NYC Admin. Code § 8-101 et seq., or any other similar federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by Company, the terms and conditions of his employment with Company, or his Separation from Company thereof.

1 Note: Executive holds as of today 215,310 RSUs of which 125,598 are currently vested and 89,713 unvested. The 35,885 RSUs currently scheduled to vest on March 6, 2023 shall accelerate and vest upon the Separation Date, after which 161,483 RSUs would be fully vested and 53,827 will be unvested.

Executive holds as of today 80,000 BCLI options at $8 strike price, of which 20,000 are currently vested and 60,000 not yet vested. All remaining 60,000 options are currently scheduled to vest on March 9, 2023 and shall accelerate and vest upon the Separation Date, after which all 80,000 options would be fully vested.

6.            Representations. Executive represents that Executive has not filed against Company (and/or its parent, subsidiaries, affiliates or any of their respective stockholders, partners (former or current), agents, officers, employees or directors) any complaints, charges or lawsuits arising out of Executive’s employment or any other matter concerning Company arising on or prior to the Effective Date.

7.            Confidential Information.

(a)            The parties agree to keep the terms of this Agreement, including the monetary terms set forth above, strictly confidential, except as otherwise required by applicable laws; provided, however, that each party may disclose the terms of this Agreement to its accountant and attorney.

(b)            By virtue of Executive’s employment with Company, Executive acknowledges and agrees that he has had access to Company’s Confidential Information. “Confidential Information” refers to any and all proprietary non-public information relating and/or belonging to Company and/or related persons, whether in oral, written, graphic or machine-readable form, including without limitation: the names of customers or clients, referral sources, pricing lists (including item and client specific pricing information); proprietary purchasing and sales methods and techniques; pricing methods and strategies; databases, computer software design and/or improvements; market studies; proposed or existing marketing techniques or plans; future Company business plans; information on current and potential clients or customers, referral sources, suppliers and supplies; and the identity of various suppliers/vendors of products and services; know-how, trade secrets, formulas, techniques, customer information or lists, affiliate information or lists, employee lists, inventions, improvements, concepts and ideas; business plans and proposals, technical data, research reports, designs and specifications, flow charts, diagrams or similar data, cost or profit information, equipment specifications, performance or productivity standards, maintenance and record keeping techniques; and any information that is of value or significance to Company and/or related persons that derives independent economic value, actual or potential, including information not generally known to the competitors of Company and/or related persons nor intended by Company and/or related persons for general dissemination, regardless of whether any of such information, data or documents qualify as “trade secrets” under applicable federal or state law. Confidential Information also includes, but is not limited to, all proprietary technologies, know-how, trade secrets, discoveries, inventions, any information that is related to manufacturing methods, clinical data, clinical trials results, business plans or product pricing, and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other proprietary materials prepared by Company, its affiliates, or any of their representatives, containing or based in whole or in part on any Confidential Information of Company. Executive agrees that, except as expressly authorized by Company in writing, he will not at any time, in perpetuity, disclose to any person or use any Confidential Information whatsoever for any purposes whatsoever, or permit any person whatsoever to examine, use and/or make copies of materials in any media, tangible or otherwise, embodying any Confidential Information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no breach by Executive, or (ii) is required to be disclosed pursuant to any applicable law or judicial order applicable to the Executive.

(c)            In the event that Executive receives a subpoena or court order requesting that Executive disclose Confidential Information, Executive shall (if permitted by law) immediately notify Company of the subpoena or court order in writing and provide Company with a copy of the subpoena or court order within three (3) business days of Executive’s receipt thereof. Executive acknowledges that the purpose of this notice requirement is to provide Company adequate opportunity to oppose any subpoena or court order requiring disclosure of the Confidential Information, and agrees that notice shall be given to Company prior to the disclosure by Executive of any Confidential Information. Executive’s disclosure of Confidential Information as requested by a subpoena or court order shall not constitute a breach of this Agreement if disclosure is made after giving notice and a copy of the subpoena or court order to Company, and Company either fails to object or Company’s objections are overruled by a court of law. Failure to give notice and a copy of the subpoena or court order to Company shall constitute a breach of this Agreement by Executive, unless Executive was prohibited from providing such notice.

(d)            In the event of any alleged breach of this confidentiality provision or the Confidentiality Obligations in the Employment Agreement by Executive, Company may apply to a court of competent jurisdiction to determine whether there has in fact been a breach, and for appropriate relief. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal to maintain its confidentiality. Executive understands and agrees that the damages to Company of any such breach of the confidentiality provision will be extremely difficult to determine. Because of this difficulty, Executive agrees that in the event of such breach, Executive must forfeit up to all monies paid to him under this Agreement. Executive further agrees to indemnify Company for any and all fees and costs it incurs in connection with any such recovery. Notwithstanding any such relief, all of the other terms of this Agreement including, without limitation, Executive's release of all claims against Company, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief, either at law or equity.

8.	Reserved.

9.            Non-Solicitation. Executive agrees that, in addition to his obligations under the Employment Agreement, from the Separation Date and for a period of 2 years hereafter, Executive will not solicit, entice, persuade, induce or influence, directly or indirectly, any individual who is an employee or contractor of Company or has otherwise received an offer of employment from Company to terminate his/her employment with Company, and Executive shall not approach any individual for any such purposes.

10.            Entire Agreement. Company and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between Company and Executive and as to the termination of their relationship, and this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof. Notwithstanding the foregoing, it is hereby agreed that the relevant provisions from the Employment Agreement that survive termination in accordance with the terms therein, including those relating to Executive’s Confidentiality Obligations, Assignment of Inventions, Ownership of Copyrights, Litigation, Non Interference with Customer Accounts, Non Competition, Non Disparagement, shall continue to be in full force and effect and survive termination of the Employment Agreement, as per Section 11(p) of the Employment Agreement. This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.

11.            Assignability. This Agreement is personal to Executive and he may not assign, pledge, delegate, or otherwise transfer any of his rights, obligations, or duties under this Agreement.

12.            Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Digital copies of such signed counterparts may be used in lieu of the originals for any purpose.

13.            Non-admissibility. Nothing contained in this Agreement, or the fact of its submission to a party, shall be admissible evidence against a party in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement).

14.            Execution of this Agreement. By signing this Agreement, each party expressly acknowledges and agrees that it has: (a) been given ample time in which to consider this Agreement before executing it, or that it has voluntarily waived such time; (b) been advised in writing to discuss this Agreement with an attorney before signing it; and (c) has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress.

15.            Choice of Law; Venue. Any disputes concerning the interpretation or application of this Agreement or in any way connected with Executive’s employment with Company, or separation thereof, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof, and the parties submit to jurisdiction in the State and Federal courts located in New York, New York.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

BRAINSTORM CELL THERAPEUTICS INC.		EXECUTIVE

By:	/s/ Chaim Lebovits	By:	/s/ Ralph Kern
Name:	Chaim Lebovits	Name:	Ralph Kern
Title:	Chief Executive Officer	Title:	In his individual capacity

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